EXHIBIT 11

         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	For the	For the
	Three Months Ended	Three Months Ended
	June 30,	June 30,
	2002	2001

Net loss	$(49,593)	$(180,532)

Actual outstanding common shares at beginning of period	50,004,474	50,004,474

Weighted basic shares	50,004,474	50,004,474

Weighted diluted shares	50,004,474	50,004,474

Basic and diluted loss per share	$0.00	$0.00

	For the	For the
	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2002	2001

Net loss	$(90,166)	$(43,804)

Actual outstanding common shares at beginning of period	50,004,474	50,004,474

Weighted basic shares	50,004,474	50,004,474

Weighted diluted shares	50,004,474	50,004,474

Basic and diluted loss per share	$0.00	$0.00

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